CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198682 on Form S-8 of Seacoast Banking Corporation of Florida of our report dated June 24, 2020, appearing in this Annual Report on Form 11-K of Retirement Savings Plan for Employees of Seacoast National Bank for the year ended December 31, 2019.

/s/ Crowe LLP

Fort Lauderdale, FL
June 24, 2020